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                                                                  EXHIBIT 23.01

                         INDEPENDENT AUDITORS' CONSENT

Board of Directors and Stockholders
United States Filter Corporation:

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of United States Filter Corporation for the registration of an aggregate of up to 3,196,094 shares of Common Stock, par value $.01 per share, of United States Filter Corporation, that may be issued pursuant to the Agreement and Plan of Merger dated as of July 2, 1998, as amended as of August 5, 1998, and November 10, 1998, among United States Filter Corporation, Kinetics Acquisition Corp., and Unit Instruments, Inc., and to the incorporation by reference herein of our report dated June 1, 1998 and subsequent report dated June 1, 1998, except as to the acquisition of Culligan described in notes 9 and 21, which is as of June 15, 1998, relating to the consolidated balance sheets of United States Filter Corporation and subsidiaries as of March 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 1998 which reports appear in the March 31, 1998 Annual Report on Form 10-K and Current Report on Form 8-K/A dated June 15, 1998, respectively, of United States Filter Corporation, filed with the Securities and Exchange Commission.

/s/ KPMG Peat Marwick LLP

Orange County, California
December 16, 1998